EXHIBIT 99.2

Press Release

Las Vegas Sands Announces Election of Jeffrey H. Schwartz to Board of Directors

Las Vegas, NV (March 13, 2009) – Las Vegas Sands Corp. (NYSE: LVS) announced today that Jeffrey H. Schwartz has been elected to the company’s board of directors. Mr. Schwartz is the chairman and co-founder of Global Logistic Properties, a venture that controls the largest platform of logistic facilities in Asia. Mr. Schwartz replaces Mr. James Purcell, who resigned from the LVS Board on March 9, 2009.

“As a company with an already significant and still growing presence in Asia, Jeff’s insights will certainly be valuable as we continue to execute on our development plans in the region, specifically the opening of the Marina Bay Sands in Singapore,” said Sheldon G. Adelson, the company’s chairman and chief executive officer. “We would also like to thank Jim Purcell for his years of service on the board.”

Prior to his role with Global Logistic Properties Mr. Schwartz was chairman and chief executive officer of the Fortune 500 Company ProLogis, which controls more than 475 million square feet of industrial space in markets all across North America, Europe and Asia.

While with ProLogis Mr. Schwartz was appointed to a series of executive positions. He initially had responsibility for the development of the United States business before initiating the company’s international expansion. While living in Europe as vice-chairman he spearheaded ProLogis’ entry into the European markets, establishing a number one market position. He also established the ProLogis Asia platform, which soon became the market leader in China, Japan, and Korea.

Mr. Schwartz graduated first in his class from Emory University in 1981 with a Bachelor’s of Business Administration. He also earned a Master’s of Business Administration from Harvard Business School in 1985.

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Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE:LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

For more information, please visit www.lasvegassands.com.

Contacts:

Investment Community: Daniel Briggs (702) 414-1221

Media: Ron Reese (702) 414-3607

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